UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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KFORCE INC.
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KFORCE INC.

ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 19, 2012

Supplemental Information Regarding Proposal 3 —

Approval of Kforce’s Executive Compensation

Commencing on or about June 7, 2012, the following materials will be used by officers of Kforce Inc. to communicate about Proposal 3 – Approval of Kforce’s Executive Compensation for the upcoming Annual Meeting of Shareholders to be held on June 19, 2012, and may be sent to certain shareholders.

Dear Shareholders of Kforce Inc.:

At the Annual Meeting of Shareholders of Kforce Inc. to be held on June 19, 2012, shareholders will cast a non-binding advisory vote on a proposal to approve the compensation of Kforce’s named executive officers (“NEOs”). Proposal 3 in Kforce’s 2012 proxy statement includes relevant information regarding this matter. Proposal 3, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in our proxy statement in accordance with the SEC’s compensation disclosure rules. This Supplemental Information is being provided to give you additional information regarding Proposal 3. Kforce’s Board of Directors has unanimously recommended a non-binding advisory vote for the approval of Proposal 3.

Recently, ISS Proxy Advisory Services (“ISS”) has recommended its clients vote against Proposal 3. After careful review of ISS’s rationale for its advice, Kforce disagrees with the ISS recommendation, as well as the underlying methodology used in the ISS report. As is discussed in greater detail below, Kforce disagrees with the ISS recommendation for the following reasons:

A.

Pay-for Performance Correlation Is Strong: NEO pay and performance are directly correlated as 2011 CEO performance-based compensation represents 91% of total direct compensation (“TDC”) and a three-year comparison of CEO TDC and relative total shareholder return (“TSR”) versus Kforce’s selected industry peer group shows Kforce first among the peer group in TSR and second in TDC.

B.	Performance Criteria Were Not Waived: The performance criteria had been achieved for all accelerated equity and alternative long-term incentive awards (“ALTI”) prior to the acceleration in March of 2012.

C.	Limitations Placed on Long-Term Incentives in 2012: As part of the Compensation Committee’s active oversight of NEO compensation, 2012 long-term incentives for the CEO and all other employees (including NEOs) will be limited based on a percentage of market capitalization.

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Kforce urges you to carefully consider the following points prior to voting on Proposal 3.

•	ISS does not adequately reflect Kforce’s emphasis on performance-based compensation.

o	The percentage of total CEO compensation that is performance-based was 91% in 2011 and 90% in 2010.

o	No salary increases have been granted to the CEO, President and CFO for the past four years.

o	All performance-accelerated restricted stock (“PARS”), Restricted Stock and ALTI grants made to the NEOs during 2011 and 2010 were pursuant to the achievement of performance-based criteria.

o	Prior to the grant of awards, performance conditions must be satisfied. Additionally, time-based vesting provisions are applied subsequent to the grant for retention purposes.

o	With respect to the acceleration of the long-term incentives in March of 2012, the performance criteria were achieved for all performance-based awards prior to the acceleration. All but 23,250 of the awards accelerated were performance-based awards.

•	We believe ISS’s interpretation and characterization of voluntary compensation reductions initiated by Kforce’s NEOs is incomplete.

The annual incentive compensation is structured to be the greater of the incentive calculated under either the: (i) relative revenue performance measurement or (ii) the level of attainment of EPS and revenue measurements. In 2012, prior to the Compensation Committee receiving the final calculations Kforce’s NEOs recommended to the Compensation Committee, and the Compensation Committee approved, to forego the amounts that would have been achieved using the relative revenue performance measurement even though the calculation would have resulted in more PARS awards being earned by the NEOs for the 2011 measurement period. Instead, the performance-based annual incentive compensation was determined based on the level of revenue and EPS achieved during 2011, which resulted in fewer PARS awards being earned by the NEOs. The decision to forego measurement of the annual incentive compensation using relative revenue performance resulted in an aggregate reduction in the grant date fair value of the PARS awards of $1,760,550. In 2011, the NEOs recommended, and the Compensation Committee approved, discretionary reductions in the NEOs’ 2010 annual incentive compensation of $3,814,813 (approximately 88% of the aggregate annual incentive compensation earned). Both the election to forego measurement of the annual incentive compensation under the relative revenue performance method for 2011 and the discretionary reductions to the 2010 annual incentive compensation were unanimously decided upon by the NEOs as certain aspirational goals were not achieved during both measurement periods.

ISS has expressed the opinion that “repeated voluntary reductions in payouts, initiated by the NEOs and not the Compensation Committee, does not indicate either a well-designed incentive structure or strong committee oversight.” Kforce disagrees with this ISS assertion. The voluntary reductions in NEO annual incentive compensation during 2011 and 2012 do not reflect inadequate Compensation Committee oversight given the sequence of events leading to the reductions in payouts. The recommendations by the NEOs to reduce the compensation for both 2010 and 2011 were:

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o	made prior to the Compensation Committee receiving the final calculations of NEO compensation for each year;

o	based on certain aspirational goals that the NEOs had established and which were not achieved during the fiscal years in question; and

o	designed to achieve better outcomes for shareholders (lower compensation costs translate to higher financial returns for shareholders).

•	ISS’s description of the ALTI awards is incorrect.

The ISS report incorrectly describes the time-based vesting condition applicable to the ALTI awards as a performance-based condition. As a result, the ISS report incorrectly characterizes the March 2012 acceleration of the vesting of the ALTI awards as the elimination of a forward-looking performance condition.

During 2011, the performance of Kforce’s common stock ranked 5th within the industry peer group selected by Kforce, which resulted in a suggested equity grant pool of 2.67% of our common shares outstanding. Given the limited number of remaining shares available for issuance under the 2006 Stock Incentive Plan to fulfill the equity grant for the 2011 performance period, the Compensation Committee authorized and made an ALTI grant to each NEO, with an aggregate initial target total payout for all NEOs of $9,553,161. The aggregate initial target total value was based on the fair market value of the equity grant (based on a closing stock price of $12.76 on January 3, 2012) that would have been received by each NEO, absent the limitation on the number of shares available for issuance. As with the awards of PARS granted in prior years as a result of performance, the payout of these ALTI awards was subject to an additional time-based vesting condition over three years. As a result, the ALTI award followed the same process as the prior years’ PARS awards, with the exception that it was denominated in cash rather than equity.

If, as in prior years, Kforce had granted PARS rather than ALTI awards in January 2012, the value of the PARS awards would fluctuate based on the performance of Kforce stock and would ultimately have a different value at the time of vesting as compared to the grant date fair value. The terms of the ALTI awards incorporated an element of risk similar to prior PARS awards by adjusting the vesting value for the performance of the stock during the three-year vesting period to provide further shareholder alignment. Under the original terms of the ALTI awards, upon each vesting date, the ultimate annual payout, as a percentage of target, would have been based on Kforce’s Common Stock ranking each year relative to its industry peer group for the respective year. If, however, Kforce’s common stock return had been negative for any annual measurement period, its annual payout as a percentage of target would have been decreased by one ranking. The provision for variation in the ALTI value during the time-based vesting period was not established as an additional performance condition, but rather to allow for fluctuation in the ultimate value of the award similar to the PARS awards. As was the case with the PARS granted in prior years, the performance condition applicable to the ALTI awards was satisfied during 2011, and the sole vesting condition affected by the March 2012 vesting acceleration was the three-year time-based vesting condition.

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•	We disagree with ISS’s characterization of Kforce’s disclosure concerning the 2012 cap on long-term incentive compensation.

The ISS report incorrectly states that Kforce has not disclosed how the long-term incentive award size will vary based on different total shareholder return rankings. However, the ISS report itself describes in detail, based on disclosures from Kforce’s proxy statement, the formula for determining long-term incentive awards based on previous years.

Additionally, as part of the continuous review and comparison of NEO compensation, the Compensation Committee mandated an additional limitation based on market capitalization, in the form of a cap based on common shares outstanding. The Compensation Committee placed a maximum cap on the value of long-term incentives (both in the form of equity and alternative long-term incentives) that may be awarded based on 2012 performance. This cap, which was not in place during 2011, will further limit total compensation related to the 2012 performance period for: (i) the CEO and (ii) in the aggregate, all Kforce employees. The maximum cap is now in effect and limits the value of long-term incentives to 0.50% of the market capitalization of Kforce Inc. for the CEO. In the aggregate, all employees are restricted to a total of 2.00% of the market capitalization of Kforce Inc.

•	We disagree with ISS’s criticism of the retention impact of the March 2012 long-term incentive vesting acceleration.

The Compensation Committee exercised its discretion to accelerate the vesting of substantially all of the outstanding and unvested restricted stock and ALTI effective March 30, 2012. It is important to remember that the Board, after careful deliberation, determined that the acceleration was in the best interests of Kforce and its shareholders. A failure to accelerate would have resulted in a substantial tax liability to Kforce in 2012, adversely impacting earnings. The Committee also put in place a six-month required holding period for the accelerated shares, recognizing the reduction in the retention incentive (although, as discussed elsewhere, we believe this reduction was slight) inherent in the unvested shares prior to the acceleration.

The ISS report criticizes the vesting acceleration in part because “it circumvents the retention incentive, or other purposes for which the restrictions were initially put in place.” The facts do not support this criticism as Kforce’s CEO, President and CFO hold significant amounts of Kforce shares without regard to the accelerated shares.

As a result of the acceleration each of the NEOs now holds an additional significant financial stake in Kforce, which will enhance the alignment of the interests of Kforce’s shareholders and NEOs. The weighted average remaining vesting period for the accelerated shares was 2.3 years. After consideration of the new six-month holding period, the time period affected by the loss of retention incentive is 1.8 years. The ISS report criticizes the retention value of the six-month holding period due to its brevity, while also dismissing the significance of Kforce’s enhanced stock ownership guidelines because they “have already been more than met by most NEOs….” We fundamentally believe a higher ownership level by the NEOs results in better alignment with shareholders in virtually all circumstances, including those currently in place at Kforce.

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•	We disagree with ISS’s calculation of the relative value of the ALTI vesting acceleration.

The ISS report states the acceleration of the ALTI vesting constitutes more than 80% of the total value of the CEO’s and other NEO’s accelerated awards. We disagree with this statement for the following reasons:

o	Using the weighted average grant date fair market value of the PARS and ALTI awards affected by the vesting acceleration, the accelerated ALTI awards represent 23% of the total value of the CEO’s other accelerated awards and 22% for the other NEOs.

o	Using the stock price on the effective date of the vesting acceleration, the accelerated ALTI awards represent 22% of the total value of the CEO’s other accelerated awards and 21% for the other NEOs.

We believe this actual outcome is significantly different than ISS’ calculation and presents a much different picture of the relative impact of the acceleration on the PARS and ALTI figures.

•	We disagree with the peer group selected by ISS.

The pay-for-performance analysis in the ISS report is based on a comparison to a peer group selected by ISS based on Global Industry Classification Standard (“GICS”) code and revenue.

By comparison, the Compensation Committee annually reviews compensation paid under a three-year NEO compensation plan to assess compliance with the plan and to analyze our executive compensation (base salary, annual, and long-term incentive compensation) relative to the competitive market for similar executive officers within an industry peer group selected by Kforce. The Kforce industry peer group selection is based on: (i) peer company customers; (ii) revenue footprint; (iii) geographical presence; (iv) talent; (v) capital; (vi) size; (vii) complexity of operating model; and (viii) annual revenues.

We believe the Kforce selection criteria yields a robust industry peer group more tightly focused on Kforce’s direct business competitors and those companies generally viewed by investors as similar to Kforce. The tightly focused peer group in turn supports the relative shareholder return criteria that forms the core of our long-term equity-based incentive plan. We believe this interlocked system serves shareholders much better than a GICS code/revenue-based peer group that may not be reflective of competitors and how investors view the staffing industry and decide to make long-term investments in the industry.

During May 2012, additional information, which is included in Exhibit A, was provided to ISS prior to the release of their recommendations. The information provided explains Kforce’s positions in greater detail and discusses how the data in the Summary Compensation Table within the 2012 Proxy Statement does not present a complete picture of the NEOs’ actual compensation. We believe the Earned Compensation For Corresponding Year of Performance Table (included in the attached Exhibit A), which was included in the 2012 Proxy Statement and provided to ISS, more accurately reflects the NEOs’ actual compensation than the Summary Compensation Table, which was ultimately used by ISS.

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Exhibit A

KFORCE INC.

SUMMARY OF DISCLOSURES1 RELATING TO

ACCELERATION OF VESTING OF RESTRICTED STOCK AND

ALTERNATIVE LONG-TERM INCENTIVE AWARDS AND

OTHER EXECUTIVE COMPENSATION ISSUES

1 All information contained in this summary is available in one or more of the following public filings: (i) Proxy Statement filed April 27, 2012; (ii) Form 8-K Current Report filed April 3, 2012; and (iii) Form 10-Q Quarterly Report filed May 7, 2012.

Introduction

Kforce Inc. has significantly enhanced disclosure in the Compensation Discussion and Analysis (“CD&A”) section of the Proxy to assist shareholders to better understand the following items related to Executive Compensation:

o	Discussion of the March 30, 2012 acceleration of vesting of restricted stock and alternative long-term incentive awards

o	The percentage of total compensation that is performance based

o	The amount of earned compensation for 2009-2011 reconciled to reflect forfeited awards and matching of LTI awards with the period of performance

o	Additional compensation practices adopted by the Compensation Committee

o	Future plans relating to LTI awards

Description of Vesting Acceleration

—

The Compensation Committee exercised its discretion, as permitted within the Kforce Inc. 2006 Stock Incentive Plan, to accelerate the vesting of substantially all of the outstanding and unvested restricted stock and alternative long-term incentive awards (“ALTI”) effective March 30, 2012.

—	Equity awards affected by the acceleration:

	Awards Granted	Awards Granted	Awards Granted	Awards Granted
Name	Awards Granted Prior to December 31, 2010	Awards Granted Between January 1, 2011 and December 31, 2011	Awards Granted Subsequent to December 31, 2011	Total Equity Awards Accelerated (1)(2)
CEO	525,004	453,764	—	978,768
NEOs, excluding the CEO	703,001	615,353	—	1,318,354
Other Senior Management	300,674	92,627	230,000	623,301
Non-Employee Board of Directors	17,500	35,000	—	52,500

Totals	1,546,179	1,196,744	230,000	2,972,923

(1)	The weighted average grant price for all RS and PARS awards accelerated was $14.05 which was reasonably equivalent to the closing stock price on the day of acceleration of $14.90.
(2)	The weighted average remaining vesting period associated with the awards accelerated is 2.3 years.

—	ALTI awards affected by the acceleration:

Name	Value of ALTI (1)
CEO	$4,127,633
NEOs, excluding the CEO	$5,360,864
Other Senior Management	$370,208

Totals	$9,858,705

(1)	Kforce discounted the target value to reflect the time value of money for purposes of satisfying Section 162(m) of the Code.

Purpose of Vesting Acceleration

—	On March 30, 2012, Kforce completed the sale of Kforce Clinical Research, Inc. (“KCR”) for an aggregate purchase price of $50.0 million in cash.

—	The KCR divestiture produced a pre-tax gain of approximately $37 million.

—	The benefit of this gain for Kforce and its shareholders would have been significantly reduced by the potential federal and state corporate income tax liability of approximately $17 million.

—	The tax benefit from the acceleration of the vesting of all outstanding and unvested restricted stock and ALTI will allow Kforce to defer all the tax liability generated from the sale of KCR.

Rationale for Vesting Acceleration

—	Intended use of the KCR divestiture proceeds

o

In light of the intention to use the net cash proceeds from the KCR divestiture to positively impact Kforce’s earnings per share by reducing outstanding debt, repurchasing common stock, investing in infrastructure and/or making strategic acquisitions, the Board and the Committee determined that it would be in the best interests of Kforce and its shareholders to reduce, defer and if possible eliminate, the potential $17 million tax liability with respect to the net cash proceeds from the divestiture.

o

Proceeds from the sale of KCR were used to reduce outstanding borrowings under the Credit Facility. As a result, there were no outstanding borrowings under the Credit Facility as of March 31, 2012, as compared to $49.5 million as of December 31, 2011.

—	Only feasible alternative for offsetting tax liability

o

During the negotiation of the KCR divestiture, management, in conjunction with outside advisors, conducted a comprehensive analysis of alternative methods of reducing or eliminating the KCR divestiture tax liability.

o

After evaluating the available alternatives, management determined that the only feasible method of materially offsetting the tax liability would be to recognize a tax benefit from the vesting acceleration.

—	Executive share ownership and retention

o	The Committee imposed a six-month holding requirement on all net shares affected by the March 2012 vesting acceleration.

o

In order to reaffirm and expand the application of this principle in connection with the vesting acceleration, the Committee increased the ownership requirement for its NEOs and expanded these guidelines’ applicability to include all members of Kforce’s internal executive committee (as discussed below).

¡	As of the Record Date, all NEOs and other members of the executive committee were in compliance with the policy.

¡

The Committee believes the increase of the existing ownership guidelines and the expansion of the guidelines to cover all of the individuals affected by the vesting acceleration address any concern about the impact of the vesting acceleration on share ownership.

Rationale (continued)

—	Consistency with emphasis on performance-based compensation

o

Other than the restricted stock grants that were awarded in February 2007 to the NEOs (amounting to 23,250 outstanding and unvested awards as of March 30, 2012) with a six-year graded time-based vesting schedule (thus, only 1 more year of vesting remained), all of the affected NEO awards, including the ALTI, were granted as part of performance-based awards, which were based upon the achievement of specified performance goals.

¡

Each year, the Committee establishes goals based on the performance of Kforce’s Common Stock against the Industry Peer Group, and specifies levels of equity and/or ALTI awards, depending on share availability, that may be made based on actual performance results.

¡

The performance criteria for all of the NEO performance-based stock grants and ALTI awards affected by the March 2012 vesting acceleration, except for the PARS granted on January 3, 2011 (net of related forfeitures) in lieu of cash related to the 2011 annual incentive compensation, was based on Kforce’s stock price performance as compared to the Industry Peer Group for the respective year.

Additional Discussion of Performance-Based Pay

o	The percentage of total compensation that is performance based was 91% in 2011 v 86% in 2010.

¡	No salary increases have been given to the CEO, President and CFO for the past four years

¡	All PARS and Restricted Stock grants made to the NEOs in 2011 and 2010 were pursuant to achievement of performance-based criteria.

—	In addition to the performance conditions that had to be satisfied prior to the grants of the awards, time-based vesting provisions apply for retention purposes

—	A performance-based vesting acceleration feature related to increased stock price exists on the PARS

¡	Achievement of annual Revenue and EPS performance criteria resulted in realization of certain equity awards

Discussion of Earned Compensation

The Stock Awards column of the Summary Compensation Table in the Proxy (page 38) does not present a complete picture of the actual pay earned by the Executives.

—

In 2011, the Kforce Inc. annual incentive awards were granted in PARS. The Stock Awards column requires disclosure of the gross amount granted rather than the net award earned. The initial award was made at the maximum potential grant, subject to achievement of the performance criteria rather than the amount ultimately earned.

—

The Stock Awards column requires disclosure of awards in the year made rather than related to the year of performance. Kforce Inc. makes awards on the first business day of the year following the year of performance, thereby creating a mismatch between performance year and grant year,

Discussion of Earned Compensation (continued)

We have included a table entitled Earned Compensation for Corresponding Year of Performance in the Proxy (page 33). The table is included below:

EARNED COMPENSATION FOR CORRESPONDING YEAR OF PERFORMANCE

For Fiscal Years Ended December 31, 2011, 2010 and 2009

	Earned Compensation for Corresponding Year of Performance					Financial and Shareholder Performance
Name and Principal Position	Year	Salary	Annual Incentive (1)	Long-term Incentive (2)	Total Direct Compensation (3)	Revenue (4)	EPS	Relative TSR Rank Vs. Peer Group	Market Capitalization (4)(5)

David Dunkel,	2011	$750,000	$1,155,002	$4,155,763	$6,060,765	$1,110,919	$0.70	5th	$467,578
CEO	2010	$750,000	$150,000	$6,273,115	$7,173,115	$990,807	$0.51	4th	$675,013
	2009	$750,000	$1,800,000	$6,319,010	$8,869,010	$910,136	$0.33	1st	$488,813

William Sanders,	2011	$600,000	$831,596	$2,281,380	$3,712,976	$1,110,919	$0.70	5th	$467,578
President	2010	$600,000	$108,000	$3,443,741	$4,151,741	$990,807	$0.51	4th	$675,013
	2009	$600,000	$1,296,000	$3,468,910	$5,364,910	$910,136	$0.33	1st	$488,813

Joseph Liberatore,	2011	$450,000	$589,058	$1,468,564	$2,507,622	$1,110,919	$0.70	5th	$467,578
Chief Financial Officer	2010	$450,000	$76,500	$2,216,793	$2,743,293	$990,807	$0.51	4th	$675,013
	2009	$450,000	$918,000	$2,233,029	$3,601,029	$910,136	$0.33	1st	$488,813

Michael Ettore,	2011	$350,000	$216,559	$823,727	$1,390,286	$1,110,919	$0.70	5th	$467,578
Chief Services Officer	2010	$335,000	$100,500	$1,243,416	$1,678,916	$990,807	$0.51	4th	$675,013
	2009	$335,000	$471,094	$1,252,526	$2,058,620	$910,136	$0.33	1st	$488,813

Randal Marmon,	2011	$350,000	$288,750	$823,727	$1,462,477	$1,110,919	$0.70	5th	$467,578
Chief Customer Development Officer	2010	$315,000	$100,000	$1,243,416	$1,658,416	$990,807	$0.51	4th	$675,013
	2009	$300,000	$421,875	$1,252,526	$1,974,401	$910,136	$0.33	1st	$488,813

(1)

Reflects the net value of annual incentive payments (made in PARS) for 2011, including the value of shares forfeited during 2012 as a result of not achieving the performance levels that were used as the basis for the awards in 2011.

(2)

Reflects a realignment of LTI awards (in the form of PARS) to the corresponding year of performance. Grants made on the first business day of a particular year are assigned to the prior year as they reflect pay provided for performance during that year. For example, the PARS grant made on January 3, 2012 is reflected in 2011, as it relates to performance during that year.

(3)	Total direct compensation is the sum of salary, annual and long-term incentives and reflects compensation earned for the corresponding year of performance.

(4)	Presented in thousands ($000s).

(5)

Market capitalization is calculated based on the stock price on the last day of the corresponding fiscal year multiplied by the common shares outstanding less any shares held in treasury as of December 31 for the respective year.

Discussion of Compensation Practices Adopted

The Compensation Committee regularly considers additional compensation practices to strengthen its governance over Executive Compensation. The following additional compensation practices were adopted:

¡

Increased and enhanced stock ownership guidelines for the CEO and executive management team. The target levels of ownership under the expanded ownership guidelines are expressed as either a specified number of shares, or the lesser of: (i) a specified number of shares, or (ii) a multiple of the Executive’s base salary:

—	CEO—the lesser of five times base salary or 200,000 shares of Common Stock;

—	President—the lesser of three times base salary or 100,000 shares of Common Stock;

—	CFO—the lesser of three times base salary or 100,000 shares of Common Stock;

—	All other NEOs—the lesser of two times base salary or 50,000 shares of Common Stock; and

—	All other members of the internal executive committee (a total of 12 members in addition to the 5 NEOs, or an aggregate of 17 members) -- a minimum of 15,000 shares of Common Stock.

¡	Adoption of a formal Clawback Policy

¡	Limitation of LTI awards related to the 2012 performance period of:

—	No more than 2.00% of market capitalization in the aggregate

—	No more than 0.50% of market capitalization to the CEO

Future Plans Relating to Equity and Incentive Compensation

—

The Committee views the March 2012 vesting acceleration as a one-time event, and has reaffirmed its commitment to apply multiyear time-based vesting conditions on future equity and ALTI awards that are granted upon the achievement of specified performance goals.

—	Burn rate commitment

o	During 2010, the Committee decided to limit grants during the period of April 1, 2010 to March 31, 2013 to an average rate equal to or less than 3.45% of the number of shares of our Common Stock.

o

The maximum number of grants of options, SARs or other stock awards able to be awarded and earned by the grantees during the three-year commitment period to remain in compliance with the burn rate commitment is 4,140,000 (or 2,070,000 full value awards using the conversion rate of 2.00 shares for each full value award earned) based on the assumptions above. During the period April 1, 2010 through March 31, 2012, an aggregate of 1,616,692 full value awards were awarded and earned by NEOs, directors and senior management.

o

To remain in compliance with the established burn rate commitment, the Committee fully expects to award no more than 453,308 full value awards (or the equivalent of options and SARs) that may be earned by grantees during the period from April 1, 2012 to March 31, 2013.

—	Limitation on future awards

o

As described above, the Committee added a limitation on the value of long-term incentives (both in the form of equity and alternative long-term incentives) that may be awarded based on 2012 performance.

o

This cap, which was not in place during 2011, will further limit the total compensation to be earned by the CEO and, in the aggregate, all members of its internal executive committee, including the NEOs, related to the 2012 performance period.